Exhibit 10.26

DEVELOPMENT AND SUPPLY AGREEMENT

BY AND BETWEEN

ORGANICHEM CORP.

and

PUREPAC PHARMACEUTICAL CO.

Dated: May 10, 2000

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Table of Contents

Section Description

1.	Definitions	3
2.	Manufacture, Supply, Shipment and Inspection of Product	5
3.	Duties and Obligations of Organichem	7
4.	Duties and Obligations of Purepac	7
5.	Pricing and Payments	8
6.	Product Complaints and Recalls	9
7.	Confidentiality	10
8.	Warranties of Organichem	11
9.	Warranties of Purepac	12
10.	Indemnity	13
11.	Audits	14
12.	Insurance	15
13.	Taxes	15
14.	Relationship	15
15.	Notices	16
16.	Assignment	16
17.	Term	16
18.	Termination and Breach	16
19.	Force Majeure	17
20.	Modifications	17
21.	Non-Waiver	17
22.	Severability	18
23.	Governing Law	18
24.	Dispute Resolution; Arbitration	18
25.	Interpretation of Agreement	18
26.	Further Assurances	18

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THIS AGREEMENT (the Agreement) is entered into as of May 10, 2000 (the Effective Date) between Organichem Corp, (Organichem), a Delaware corporation with a principal place of business at 33 Riverside Avenue, Rensselaer, New York 12144, and Purepac Pharmaceutical Co a Delaware corporation with a principal place of business at 200 Elmora Avenue, Elizabeth, New Jersey 07207 (Purepac).

RECITALS:

WHEREAS, Organichem has specialized pharmaceutical development capabilities and has developed processes for manufacturing certain bulk active pharmaceutical ingredients; and

WHEREAS, Purepac has expertise in the development, manufacture and marketing of finished oral solid dosage forms of prescription drug products; and

WHEREAS, Organichem and Purepac desire to enter into an exclusive contractual arrangement under which Organichem will manufacture API and Purepac will manufacture and market Commercial Product using the API supplied by Organichem;

NOW, THEREFORE, the parties agree as follows:

1.	Definitions. The following terms used in this Agreement shall have the meanings set forth below:

1.1	“Adverse Drug Events” shall have the meaning defined in the FD&C Act and FDA Rules.

1.2	“Affiliate” shall mean any corporation, company, partnership, joint venture and/or firm which controls, is controlled by, or is under common control with a specified person or entity. For purposes of this definition of Affiliate, control shall mean (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such noncorporate entities.

1.3	“API” shall mean the bulk active pharmaceutical ingredients known as amphetamine aspartate, amphetamine sulfate USP, dextroamphetamine sulfate USP and dextroamphetamine saccharate.

1.4	“Biostudy” shall mean a clinical blood-level study used to demonstrate bioequivalence as required by FDA Rules.

1.5	“Commercial Product” shall mean Development Product that is approved for marketing and sale by FDA.

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1.6	“Cost of Goods” shall mean, with respect to the Commercial Product, the per unit fully allocated costs of: (a) direct labor (including allocable employee benefits and employment taxes), direct material (including API and excipients), direct energy, direct utilities and other costs incurred directly in the manufacture or packaging of the Commercial Product, plus (b) costs for quality control and normal production overhead allocated to the Commercial Product (including indirect labor, maintenance, depreciation of the manufacturing equipment, Stability Testing, facilities and utilities), all calculated in accordance with U.S. GAAP.

1.7	“DEA” shall mean the U.S. Drug Enforcement Agency.

1.8	“DEA Quotas” shall mean all DEA permits and quota provisions required for manufacture and sale of the API, Development Product or Commercial Product

1.9	“Development Products” shall mean generic dosage forms intended to be approved by FDA as AB-rated to Adderall® tablets 5mg, 10mg, 20mg and 30mg, AA-rated to [/*[CONFIDENTIAL TREATMENT REQUESTED]*/] tablets 5mg and 1 Omg and AB-rated to [/*[CONFIDENTIAL TREATMENT REQUESTED]*/] ER capsules 5mg, 10mg and 15mg and Adderall® extended release tablets and/or capsules if later developed by Purepac.

1.10	“DMF” shall mean the drug master files covering the analysis and manufacturing of API, comprising any and all technical information, including analytical methods, stability and pharmaceutical data and manufacturing processes with respect to API.

1.11	“FDA” shall mean the U.S. Food and Drug Administration.

1.12	“FDA Rules” shall mean all FDA rules, regulations and guidances as amended from time to time.

1.13	“FD&C” Act shall mean the United States Food, Drug and Cosmetic Act (21 U.S.C. 301, et seq.), as amended from time to time.

1.14	“cGMP” shall mean current good manufacturing practices required by the FD&C Act, and FDA Rules.

1.15	“Include” or “Including” shall mean include without limitation or including without limitation and shall have the meaning defined in this section when used in upper or lower case in this Agreement.

1.16	“Lab Samples” shall mean the first 1 0 gram sample of each API supplied by Organichem to Purepac

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1.17	“Net Sales” shall mean Purepac's gross invoice sales for the Commercial Product to unrelated third parties (Customers), less deductions for [/*[CONFIDENTIAL TREATMENT REQUESTED]*/].

1.18	“Product ANDA” shall mean an Abbreviated New Drug Application (ANDA) for the Development Products and the Commercial Products filed with the FDA by Purepac or one of its Affiliates.

1.19	“Registration” shall mean obtaining approval from the FDA to manufacture market and sell the Commercial Product in accordance with the approved ANDAs.

1.20	“Regulatory Authority” shall mean any and all bodies and organizations, including the FDA and DEA, regulating the manufacture, importation, distribution, use and sale of API and Commercial Product in the Territory.

1.21	“Second Source” shall have the meaning set forth in Section 2.2.

1.22	“Specifications” shall mean the specifications for the API agreed to by the parties in writing and approved by the FDA.

1.23	“Term” shall have the meaning set forth in Section 17.

1.24	“Territory” shall mean the United States of America and its territories, commonwealths and possessions.

1.25	“USD” or “US$” or “$” shall mean United States dollars.

1.26	“U.S. Market Price” shall mean [/*[CONFIDENTIAL TREATMENT REQUESTED]*/].

2. Manufacture, Supply, Shipment and Inspection of Product.

2.1	Manufacture and Supply. [/*[CONFIDENTIAL TREATMENT REQUESTED]*/].

2.2	Purepac's Right to Qualify Second Source. Purepac shall have the right to purchase quantities of API from another manufacturer (a Second Source) sufficient to qualify that Second Source manufacturer under the Product ANDAs. Subject to the provisions of this Section 2.2 and Section 2.6, Purepac agrees not to use any API from a Second Source in any Commercial Product for distribution or sale in the Territory.

2.3	Purchase Orders. Organichem shall supply API to Purepac pursuant to written purchase orders submitted by Purepac from time to time during the Term of this Agreement The purchase orders submitted by Purepac shall set forth the quantity and delivery date for such order. Where there is a conflict between the terms of the purchase order and this Agreement, the terms of this Agreement shall control.

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2.4	Acceptance of Purchase Order. Organichem shall accept purchase orders from Purepac for the API and shall provide written confirmation within ten (10) business days after receipt of such purchase orders. No purchase order shall be binding unless accepted by Organichem. In the event any purchase order is not accepted in the form received by Organichem, a substitute delivery date and/or other terms which would make the purchase order acceptable must be submitted in writing to Purepac within ten (10) business days after receipt of the purchase order. Purepac shall use reasonable commercial efforts to provide at least [/*[CONFIDENTIAL TREATMENT REQUESTED]*/] leadtime on any purchase order. For orders received with less than [/*[CONFIDENTIAL TREATMENT REQUESTED]*/] leadtime, Organichem shall use reasonable commercial efforts to accommodate such requested leadtime.

2.5	Initial and Subsequent Forecasts. As soon as practicable following submission of each Product ANDA, Purepac shall provide Organichem with a non-binding forecast of the amounts of API that shall be required for the validation and launch of that Commercial Product Following the Registration of the each Commercial Product, at the beginning of each calendar quarter, Purepac shall provide Organichem with a new, rolling twelve (12) month forecast of its needs for API.

2.6	Permissible Forecast Range. Purepac shall use reasonable commercial efforts to ensure that no Purchase Order submitted pursuant to this Agreement shall exceed [/*[CONFIDENTIAL TREATMENT REQUESTED]*/] or be less than [/*[CONFIDENTIAL TREATMENT REQUESTED]*/]of the amount set forth by Purepac in the Forecast immediately preceding the order. In the event that Organichem rejects or is otherwise unable to fulfill a Purchase Order submitted by Purepac within the range specified above, Purepac shall have the right to source the requisite quantities of API from a Second Source and shall not pay Organichem a royalty on any Commercial Product sold with API from a Second Source. Purepac's purchases from a Second Source shall continue only until such time as Organichem is able to resume supply at forecasted demand.

2.7	Storage. Organichem shall store the API in accordance with the Specifications and all DEA laws, rules and regulations.

2.8	Shipments. Organichem shall dispatch all API ordered pursuant to this Agreement by air, sea or land, as determined by Purepac or as selected by Organichem and approved of by Purepac. Title and all risk of loss shall not pass to Purepac until delivery of API F.O.B. Elizabeth, NJ, or other U.S. locations specified by Purepac in writing.

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2.9	Acceptance or Rejection of API. No later than [/*[CONFIDENTIAL TREATMENT REQUESTED]*/] days from date of arrival of API at Purepac's warehouse, Purepac shall have the right and responsibility for approving or rejecting any shipment of API produced by Organichem. In order for Purepac to determine whether to reject or accept API, Organichem shall supply a certificate of analysis (which references the appropriate lot number). If within ten (10) business days of being informed by Purepac that any lot of the API does not meet Specifications, Organichem does not agree with Purepac that such lot of the API fails to meet specifications, the parties shall arrange for the lot in question to be tested by a mutually acceptable independent laboratory for conformity with Specifications and the determination of such laboratory shall be final and binding upon the parties. The cost of any such testing by an independent laboratory shall be borne by the party whose judgment as to the conformity of any lot of the API with the Specifications was incorrect any lots of the API not meeting Specifications shall, at the request of Organichem, be destroyed by Purepac or returned to Organichem for destruction or reprocessing under the terms of the relevant Specification, in either case in the precise manner specified by Organichem and at the expense of Organichem. In addition, Organichem shall promptly provide replacement API.

3. Duties and Obligations of Organichem.

3.1	API Development Organichem shall develop the API in a timely manner and in accordance with FDA requirements, applicable requirements of the U.S. Pharmacopeia (USP), and such other specifications as shall be mutually agreed upon in writing by Organichem and Purepac.

3.2	DEA Quotas. Organichem shall timely request all DEA Quotas to facilitate the prompt development and manufacture of API and the prompt Registration and sale of Commercial Product. Purepac shall assist and cooperate with Organichem to facilitate approval of all DEA Quotas requested by Organichem.

3.3	DMF Submission. In consultation with Purepac and at Organichem's sole cost, Organichem shall prepare and submit all DMFs in a timely manner to prevent delay of the submission of the Product ANDAs. Organichem shall provide Purepac with access letters referencing the DMFs to allow Purepac to register the Product ANDAs. Organichem shall not withdraw or rescind any DMF access letter during the term of this Agreement

3.4	Impurities. Organichem shall isolate and fully characterize all known or suspected impurities for the API and provide samples of all impurities to Purepac in a timely manner to prevent delay of the submission of the Product ANDAs. For the purposes of this section, all known or suspected impurities shall be defined as those impurities that are determined to be present in accordance with FDA Rules and as specified from time to time in the USP.

3.5	Test Methods. In consultation with Purepac and in a timely manner, Organichem shall develop and provide to Purepac validated test methods for the API and impurities, including but not limited to methods for assay, related compounds, residual solvent, particle size, and tap density.

4. Duties and Obligations of Purepac.

4.1	Product Development. With reasonable assistance from Organichem and at Purepac's sole cost, Purepac shall use commercially reasonable efforts to develop and obtain Registration for the Commercial Products.

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4.2	Product Registration. With Organichem's reasonable assistance and at Purepac's sole cost, Purepac shall prepare and file the Product ANDAs,

4.3	DEA Quotas. Purepac shall timely request all DEA Quotas to facilitate the prompt Registration and sale of Commercial Product Organichem shall assist and cooperate with Purepac to facilitate approval of all DEA Quotas requested by Purepac.

4.4	ANDA Ownership. Purepac or an Affiliate shall own all Product ANDAs,

4.5	Pivotal Biostudies, At Purepac's sole cost, Purepac shall cause to be conducted all Biostudies required for Registration; provided, however, that if any Biostudy shall fail to establish bioequivalence for an individual Development Product, or in the event that Purepac in good faith determines that the development of any individual Development Product is no longer technically viable, Purepac shall have the right to terminate work on that Development Product In the event that Purepac terminates work on a Development Product under this section 4.5, Organichem shall have the right to supply that API to an alternate customer provided that the API is used by the alternate customer solely for the development, manufacturing and marketing of the terminated Development Product.

4.6	Distribution and Sale of Product. Purepac shall be responsible for the sales and marketing of the Commercial Products, including design of labeling and packaging and promotional material. Purepac or its Affiliates shall use reasonable commercial efforts to market, distribute and sell the Commercial Product in the Territory, In the event that Purepac in good faith determines that the manufacture and sale of any individual Commercial Product is no longer economically viable, Purepac shall have the right to discontinue the sale of such Commercial Product.

5. Pricing and Payments.

5.1	Initial Payment. Within ten (10) business days of the signing of this Agreement by both parties, Purepac shall pay Organichem by wire transfer [/*[CONFIDENTIAL TREATMENT REQUESTED]*/].

5.2	Lab Samples. Within thirty (30) days of receiving the last of the Lab Samples, Purepac shall pay Organichem by wire transfer [/*[CONFIDENTIAL TREATMENT REQUESTED]*/].

5.3	DMF Submission. Within thirty (30) days after Purepac receives notice of the submission by Organichem of the last DMF, Purepac shall pay Organichem by wire transfer [/*[CONFIDENTIAL TREATMENT REQUESTED]*/].

5.4	Final FDA Approval. Within 30 days after final FDA approval of the first of the Product ANDAs, Purepac shall pay to Organichem [/*[CONFIDENTIAL TREATMENT REQUESTED]*/].

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5.5	Royalties to Organichem Purepac shall pay to Organichem [/*[CONFIDENTIAL TREATMENT REQUESTED]*/] of the Net Sales of each of the Commercial Products, to be calculated at the end of each calendar quarter. Purepac shall pay Organichem under this Section 5.5 within sixty (60) days of the end of each calendar quarter. [/*[CONFIDENTIAL TREATMENT REQUESTED]*/].

5.6	Development Quantities. Purepac shall purchase [/*[CONFIDENTIAL TREATMENT REQUESTED]*/] of API for use in the Development Products at a price of [/*[CONFIDENTIAL TREATMENT REQUESTED]*/].

5.7	API Price. The parties further agree that for the first year of commercial sales the API price shall be [/*[CONFIDENTIAL TREATMENT REQUESTED]*/] for dextroamphetamine sulfate USP and shall be [/*[CONFIDENTIAL TREATMENT REQUESTED]*/] for all other API. During the Term of this Agreement, the price of API shall not exceed [/*[CONFIDENTIAL TREATMENT REQUESTED]*/].

5.8	Price Adjustment. The price for API shall be adjusted annually on the anniversary date of the first sale of Commercial Product (Anniversary Date). Three (3) months before each Anniversary Date, the parties shall negotiate in good faith to set a price for API for the upcoming annual period. If the parties fail to agree upon an API price by the Anniversary Date, the API price shall be [/*[CONFIDENTIAL TREATMENT REQUESTED]*/].

6. PRODUCT COMPLAINTS AND RECALLS.

6.1	Cooperation With Product Complaints. During the term of this Agreement, Organichem shall reasonably assist Purepac with any necessary investigation arising from product complaints or Adverse Drug Events relating to the Commercial Product. Such assistance shall include Organichem's re-testing the API at the reasonable request of Purepac and forwarding the results of such testing to Purepac as soon as reasonably possible.

6.2	Notice of Regulatory Action. Each party shall notify the other party of any regulatory action taken by a Regulatory Authority concerning the safety of the API within two (2) business days of the action being taken and shall provide the other party with complete information concerning that action In addition, Organichem shall notify Purepac of any action taken anywhere concerning the safety of any commercial product produced with the API, promptly upon becoming aware of the action being taken. Purepac shall notify Organichem of any such action in relation to the Commercial Products, promptly upon becoming aware of the action being taken.

6.3	Product Recall. In the event of a voluntary or mandatory recall of a quantity of the Commercial Product which is materially attributable to the API or which results from any negligent act or omission of Organichem, Organichem agrees that it will assume all risk of loss and will indemnify and hold Purepac and its Officers, Directors and Affiliates harmless from any and all loss (except consequential loss, such as, for example, loss of business or of profits), liability, damage, claim, cost and expense (including, without limitation, reasonable attorney's fees and liabilities for personal injury suffered by any person) (collectively, Loss) directly or indirectly arising from or incidental to any such recall of Commercial Product In the event of a voluntary or mandatory recall of a quantity of the Commercial Product which is not materially attributable to the API or which has not resulted from any negligent act or omission of Organichem, Purepac agrees that it will assume all risk of loss and will indemnify and hold Organic hem and its Officers, Directors and Affiliates harmless from any and all Loss directly or indirectly arising from or incidental to any such recall of Commercial Product

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6.4	Regulatory Notices. In addition to the obligations set forth in Section 6.3, each party shall disclose to the other party all regulatory notices or recalls which relate to the API or Commercial Product within seven (7) business days of receipt of such notice or recall.

7. Confidentiality.

7.1	Organichem Confidential Information. Purepac agrees that it shall not disclose to any person, corporation or other entity any confidential information of Organichem that it may acquire any time during the Term of this Agreement without prior written consent of Organichem and that Purepac shall use all reasonable efforts to prevent unauthorized publication or disclosure by any person of such confidential information, including requiring its employees, consultants, sub-licensees and agents to enter into similar confidentiality agreements in relation to the confidential information.

7.2	Purepac Confidential Information. Organichem agrees that it shall not disclose to any person, corporation or other entity any confidential information of Purepac that it may acquire any time during the Term of this Agreement without the prior written consent of Purepac and that Organichem shall use all reasonable efforts to prevent unauthorized publication or disclosure by any person of such confidential information, including requiring its employees, consultants and agents to enter into similar confidentiality agreements in relation to the confidential information.

7.3	Duration of Confidentiality. The obligations undertaken by each party under this Section 7 shall continue in force for a period of five (5) years following the termination or expiration of this Agreement.

7.4	Proviso. The confidentiality obligations contained in Sections 7.1 and 7.2 shall not apply if:

7.4.1.	the information was at the time of receipt by a party in the public domain or generally known in the pharmaceutical manufacturing industry through no act or omission of the receiving party in violation of such party's duty of confidentiality;

7.4.2.	a party can establish the information was known to it at the time of receipt from the other party and was properly attained by the receiving party;

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7.4.3.	the information was acquired by a party from a third party who was in lawful possession of such information and who is not subject to an obligation of confidentiality or non-use owed to the disclosing party or others;

7.4.4.	the information is required by law to be provided to governmental agencies but such information shall be disclosed by the receiving party only for the purpose of providing it to such governmental agencies;

7.4.5.	the information is disclosed to an Affiliate of a party for purposes consistent with this Agreement; or,

7.4.6.	a party (Receiving Party) is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena or similar process) to disclose any confidential information of the other party (Disclosing Party), the Receiving Party agrees to provide the Disclosing Party with prompt notice of such request(s), to the extent practicable, so that the Disclosing Party may seek an appropriate protective order and/or waive the Receiving Party's compliance with the provisions of this Agreement If, failing the entry of a protective order or receipt of a waiver under this Agreement, the Receiving Party is, in the opinion of its counsel, compelled to disclose Confidential Information of the Disclosing Party under pain of liability for contempt or other censure or penalty, it may disclose such information to such tribunal(s) without liability under this Agreement

8. Warranties of Organichem. Organichem represents and warrants to Purepac that:

8.1	Authority. Organichem has the corporate authority to enter into this Agreement and to perform its duties and obligations set forth in the Agreement.

8.2	Ability to Perform Duties. Organichem is not aware of any legal, contractual or other restriction, limitation or condition that may affect adversely its ability to perform its duties and obligations under this Agreement

8.3	cGMP Compliance. Organichem shall at all times maintain its facility for the production of API in compliance with cGMP, the FD&C Act, all FDA Rules and the DMFs. Organichem shall at all times manufacture API in compliance with cGMP, the FD&C Act, all FDA Rules and the DMFs.

8.4	DEA Compliance. Organichem shall at all times comply with all DEA laws, rules and regulations, as amended from time to time, including DEA Quotas, storage and documentation.

8.5	Modifications to Specifications. Organichem shall not change or modify the Specifications without prior written consent from Purepac, which consent shall not be unreasonably withheld or delayed. Organichem shall not implement any change or modification to its manufacturing process, Specifications or other information until approved by the FDA to do so, if such approval is required.

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8.6	Proper Permits. Organichem shall, at its expense, use its best efforts to secure all necessary permits, licenses and variances from governmental authorities necessary to insure compliance with all regulations and ordinances applicable to its activities to be performed under this Agreement, including all DEA Quotas.

8.7	U.S. Government Contracts. Organichem is not currently debarred or otherwise excluded by any United States government agency from receiving federal contracts.

8.8	Debarrment. None of Organichem's officers, directors, employees, and/or agents is debarred or otherwise excluded under sections 306(a) and (b) of the FD&C Act, and no individual associated with the development or manufacture of the API shall have been debarred or otherwise excluded under sections 306(a) and (b) of the FD&C Act

8.9	Performance of Agreement. The execution and performance of this Agreement shall not breach or cause a default under any agreement, mortgage, pledge or other instrument to which Organichem is a party.

8.10	Ability to Meet Requirements. Organichem has or will use its best efforts to develop in a timely manner the capability to meet Purepac's requirements for API.

8.11	Intellectual Property. To the best of Organichem's knowledge, the manufacture, distribution or sale of API shall not infringe the patent, trademark, and copyright ortrade secret rights of any third party in the Territory.

9. Warranties of Purepac. Purepac represents and warrants to Organichem that:

9.1	Authority. Purepac has the corporate authority to enter into this Agreement and to perform its duties and obligations set forth in the Agreement

9.2	Ability to Perform Duties. Purepac is not aware of any legal, contractual or other restriction, limitation or condition that may affect adversely its ability to perform its duties and obligations under this Agreement

9.3	Proper Permits. Purepac shall, at its expense, use its best efforts to secure all necessary permits, licenses and variances from governmental authorities necessary to insure compliance with all regulations and ordinances applicable to its activities to be performed under this Agreement, including all DEA Quotas.

9.4	DEA Compliance. Purepac shall at all times comply with all DEA laws, rules and regulations, as amended from time to time, including DEA Quotas, storage and documentation.

9.5	U.S. Government Contracts. Purepac is not currently debarred or otherwise excluded by any United States government agency from receiving federal contracts.

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9.6	Debarrment. None of Purepac's officers, directors, employees, and/or agents is debarred or otherwise excluded under sections 306(a) and (b) of the FD&C Act and no individual associated with the distribution or sale of the Commercial Product shall have been debarred or otherwise excluded under sections 306(a) and (b) of the FD&C Act.

9.7	Performance of Agreement. The execution and performance of this Agreement shall not breach or cause a default under any agreement, mortgage, pledge or other instrument to which Purepac is a party.

9.8	Intellectual Property. To the best of Purepac's knowledge, the manufacture, distribution or sale of Development Product or Commercial Product shall not infringe the patent, trademark, copyright or trade secret rights of any third party in the Territory.

10. Indemnity.

10.1	Indemnity by Organichem. Organichem agrees to indemnify, defend and hold harmless Purepac, its Officers, Directors and Affiliates, and their respective employees against any and all lawsuits, legal proceedings, demands, arbitrations, actions, claims, losses (except consequential losses, such as, for example, the loss of business or of future profits), damages and/or liabilities of any kind whatsoever, including reasonable attorneys fees and costs, incurred by any of them arising out of (a) any breach of any obligation by Organichem under this Agreement, or any representation or warranty of Organichem under this Agreement or any negligent or wrongful act, or omission of Organichem in connection with its obligations under this Agreement or (b) any claim for product liability resulting from Organichem's manufacture, handling or storage of the API.

10.2	Indemnity by Purepac. Purepac agrees to indemnify, defend and hold harmless Organichem, its Officers, Directors and Affiliates, and their respective employees against any and all lawsuits, legal proceedings, demands, arbitrations, actions, claims, losses (except consequential losses, such as, for example, the loss of business or of future profits), damages and/or liabilities of any kind whatsoever, including reasonable attorneys fees and costs, incurred by any of them arising out of (a) any breach of any obligation by Purepac under this Agreement, or any representation or warranty of Purepac under this Agreement or any negligent or wrongful act, or omission of Purepac in connection with its obligations under this Agreement, and (b) any claim for product liability not resulting from Organichem's manufacture, handling or storage of the API.

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10.3	Procedures for Indemnification.

10.3.1.	If Organichem or any of its Affiliates or Purepac or any of its Affiliates (in each case an Indemnified Party) receives any written claim which it believes is the subject of indemnity under this Agreement by the other party (in each case an Indemnifying Party), the Indemnified Party shall, as soon as reasonably practicable after forming such belief, give notice to the Indemnifying Party in writing, including the full details of the claim to the extent known to the Indemnified Party (notice of claim); provided, that the failure to give timely notice to the Indemnifying Party as contemplated hereby shall not release the Indemnifying Party from any liability to the Indemnified Party other than pursuant to Section 7 (Confidentiality). The Indemnifying Party shall have the obligation to assume all aspects of the defense of such claim, and at the cost of the Indemnifying Party. The Indemnifying Party shall select counsel to vigorously defend the Indemnified Party, but such selection shall be subject to the approval of the Indemnified Party, such approval shall not be unreasonably withheld or delayed. If the Indemnifying Party fails to so assume the defense of such claim, the Indemnified Party may assume such defense, with counsel of its choice, but for the account of the Indemnifying Party. If the Indemnifying Party assumes its obligations to defend such claim, the Indemnified Party may participate therein through counsel of its choice, but the cost of such additional counsel shall be for the account of the Indemnified Party.

10.3.2.	The party not assuming the defense of any such claim shall reasonably cooperate and render all reasonable assistance to the party assuming such defense.

10.3.3.	No claim against the Indemnified Party shall be settled without the consent of the Indemnified Party; such consent shall not be unreasonably withheld or delayed. However, the Indemnified Party shall have no obligation to consent to any settlement of any such claim which imposes on the Indemnified Party any liability or obligation which cannot be assumed and performed in full by the Indemnified Party.

11. Audits.

11.1	Access to Information. Purepac shall have the right, upon reasonable notice, to access all information, Technology, procedures, Specifications, and processes used or developed by Organichem in connection with this Agreement Organichem shall grant Purepac such access within five (5) business days upon written notice and shall reasonably cooperate with Purepac in any such access or audit Purepac shall have the right once per year, or more frequently for cause, to conduct a compliance audit of Organichem's operations and documentation, Such access shall be upon reasonable notice and during Organichem's regular business hours,

11.2	Independent Financial Audit by Organichem. At Organichem's request and expense, Purepac shall permit an independent auditor (chosen by Organichem and reasonably acceptable to Purepac) to audit Purepac's financial information related to Net Sales or Cost of Goods, Purepac shall permit such an audit annually at a time and date mutually acceptable to the parties,

11.3	Independent cGMP Audit. At Purepac's request and expense, Organichem shall permit an independent consultant (chosen by Purepac and reasonably acceptable to Organichem) to audit Organichem for cGMP compliance for the API. Organichem and Purepac agree that they shall meet and confer in good faith to determine which remedial actions to implement as recommended by the independent consultant Such remedial actions shall be implemented in a timely manner to permit the continued supply of API and distribution, marketing and sale of the Commercial Product Organichem shall permit such an audit annually at a time and date mutually acceptable to the parties,

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12. Insurance.

12.1	Organichem Insurance. Organichem shall maintain in full force and effect during the term of this agreement and all renewals or extensions thereof, product liability and comprehensive and general business liability insurance coverage, with minimum limits of $5,000,000 per occurrence and $5,000,000 annual aggregate of all claims, In addition, Organichem shall maintain Vendor Broad Form Coverage in the amounts and with the coverage as set forth, All insurance shall be maintained with a responsible insurance carrier. Organichem will notify Purepac of any cancellation, Upon request from time to time, Organichem shall furnish Purepac with a certificate of insurance evidencing the above coverage, In the event of any cancellation of any such insurance without replacement thereof, Purepac shall have the right to terminate this Agreement immediately upon written notice to Organichem.

12.2	Purepac Insurance. Purepac shall maintain in full force and effect during the term of this agreement and all renewals or extensions thereof, product liability and comprehensive and general business liability insurance coverage, with minimum limits of $5,000,000 per occurrence and $5,000,000 annual aggregate of all claims. In addition, Purepac shall maintain Vendor Broad Form Coverage in the amounts and with the coverage as set forth. All insurance shall be maintained with a responsible insurance carrier. Purepac will notify Organichem of any cancellation. Upon request from time to time, Purepac shall furnish Organichem with a certificate of insurance evidencing the above coverage In the event of any cancellation of any such insurance without replacement thereof, Organichem shall have the right to terminate this Agreement immediately upon written notice to Purepac.

13. Taxes.

Purepac shall pay all national, state, municipal or other sales, use, excise, property or other similar taxes, tariffs or assessments, assessed upon or levied against the sale of the Commercial Product hereunder (other than taxes or charge imposed on Organichem's income). Organichem shall pay all national, state, municipal or other sales, use, excise, property or other similar taxes, tariffs or assessments, assessed upon or levied against the sale of API hereunder (other than taxes or charge imposed on Purepac's income).

14. Relationship.

The relationship created by this Agreement shall not be that of employer and employee, principal and agent, joint ventures or co-ventures. Unless set forth in this Agreement, Purepac shall not have the authority to assume or create any obligation on behalf of or in the name of Organichem, or to bind Organichem or its Affiliates in any manner whatsoever. Similarly, unless set forth in this Agreement, Organichem shall not have the authority to assume or create any obligation on behalf of or in the name of Purepac, or to bind Purepac or its Affiliates in any manner whatsoever.

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Notices.

All notices, requests or other communication provided for or permitted under this Agreement shall be given in writing and shall be hand delivered or sent by facsimile, reputable courier or by registered or certified mail, postage prepaid, return receipt requested, to the addresses set forth below. Notices shall be deemed delivered on the earliest of transmission by facsimile, actual receipt or ten (10) days after the date of mailing.

To: Organichem Corp.

President Organichem Corporation 33 Riverside Ave. Rensselaer, NY 12144 Facsimile: 518433-7711

To: Purepac

President Purepac Pharmaceutical Co. 200 Elmora Avenue

Elizabeth, New ,Jersey 07207 Facsimile: 908 355-7048

cc: General Counsel

15. Assignment.

No party to this Agreement shall assign any rights under this Agreement to a third party without the prior written consent of the other party. Such consent shall not be unreasonably withheld.

16. Term.

This Agreement shall begin on the Effective Date and shall have a term of five (5) years from the date of the first commercial sale of the last approved Commercial Product and thereafter shall be renewed automatically for successive periods of one (1) year unless either party provides written notice of termination at least six (6) months prior to expiration of the term or extension of term then in effect

17. Termination and Breach.

17.1	Termination for Breach. Unless otherwise specified in this Agreement, this Agreement may be terminated by written notice by the non-defaulting party, if the other party materially breaches any of its duties or obligations under this Agreement, and such breach continues uncured for more than sixty (60) days after written notice of the breach has been received.

17.2	Lack of Commercial Viability. Purepac shall have the right to terminate this Agreement upon sixty (60) days prior written notice in the event that Purepac in good faith determines that the development and/or marketing of the Commercial Product is no longer economically viable, In the event of such termination, Purepac agrees to purchase or otherwise reimburse Organichem for any API or work in progress that is the subject of any outstanding purchase order pursuant to this Agreement

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17.3	Infringement of Intellectual Property. Purepac shall have the right to terminate this Agreement upon sixty (60) days prior written notice in the event that Purepac in good faith believes that any Development Product or Commercial Product may infringe the intellectual property rights of a third party, In the event of such termination, Purepac agrees to purchase or otherwise reimburse Organichem for any manufactured API or other work in progress that is the subject of any outstanding purchase order pursuant to this Agreement

17.4	Bankruptcy or Insolvency. Upon the bankruptcy or insolvency of a party, this Agreement may be terminated immediately by the other party by written notice.

17.5	Rights to Distribute Product Upon Termination. Upon termination or expiration of this Agreement for any reason, Purepac shall be permitted to convert any API in Purepac's possession or any API that Purepac is required to purchase under this Agreement and Purepac shall be permitted to distribute or sell any Commercial Product in Purepac's possession or that it converts from API.

17.6	Continuing Obligations. Termination of this Agreement for any reason shall not relieve or release the parties of any obligations accruing before termination occurred. Further, the obligations of the parties under Sections 2.9, 6.1 through 6.4, 7 through 10, 15 and 24 shall survive any termination of this Agreement.

18. Force Majeure.

In the event that a party is prevented from carrying out its obligations under this Agreement by events beyond its reasonable control, including acts or omissions of the other party, acts of God, natural disasters or storms, flood, fire, explosion, government intervention, war, riot, sabotage, political strife, strikes, labor disturbances, breakdown of machinery, or failure or delay of transportation, then such party's performance of its obligations under this Agreement shall be excused during the period of such event and for a subsequent reasonable period of recovery.

19. Modifications.

No change, modification, extension, termination or waiver of any obligation, term or provision of this Agreement shall be valid or enforceable unless it is in writing which specifically refers to this Agreement and is signed by an authorized representative of each of the parties.

20. Non-Waiver.

The failure of any party to exercise or enforce any of its rights under this Agreement shall not be a waiver of that right and shall not affect any other right of that party under this Agreement. The waiver of any specific right under this Agreement by a party shall not be a waiver of any other rights.

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21. Severability.

If any provision of this Agreement is held invalid, illegal or unenforceable, such provision shall be enforced to the maximum extent permitted by law, and the remaining provisions shall not be affected or impaired.

22. Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, excluding its conflicts of law or choice of law provisions.

23. Dispute Resolution; Arbitration.

Each party shall attempt in good faith, and with notice to the other party, to reach a mutually acceptable resolution of any dispute arising under this agreement If no such resolution is reached within sixty (60) days from such notice, the aggrieved party shall notify the other party in writing of its desire to seek arbitration. The dispute shall be resolved by binding arbitration held in New York City in accordance with the American Arbitration Association Rules for Arbitration in effect on the date of this Agreement (except to the extent varied below), by a sole arbitrator selected from the AAA Panel. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1-16 to the exclusion of state laws inconsistent therewith, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having proper jurisdiction. The arbitrator is not empowered to award damages in excess of compensatory damages, and each party irrevocably waives any right to recover such darnages in excess of compensatory damages with respect to any dispute between them resolved by arbitration. The hearing shall be held within 60 days of receipt of the notice of arbitration and the basis for the decision of arbitration shall be rendered in writing within 30 days of the hearing. Each party shall be entitled to up to eight (8) hours of deposition testimony from no more than two (2) adverse witnesses. Each party shall bear the cost of such depositions, if taken.

24. Interpretation of Agreement.

24.1	Entire Agreement. This Agreement represents the entire understanding of the parties and revokes and supersedes any and all prior agreements, contracts, understandings or arrangements that may have existed between the parties regarding the subject matter of the Agreement.

24.2	Headings. The headings used in this Agreement are intended for guidance only and shall not be considered part of the written understanding of the parties.

24.3	Numbers. Where a number is expressed numerically and in written words, the written words shall define the number.

25. Further Assurances.

Each of the parties hereto shall do such acts and make and deliver such instruments and Documents at and after the date of this Agreement as may be reasonably required to effectuate the agreements contained herein and the transactions contemplated by this Agreement

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IN WITNESS WHEREOF, this Agreement has been executed by the parties on the Effective Date:

PUREPAC PHARMACEUTICAL CO.

By:	/s/ Andrew Berdon
Name: Andrew Berdon
Title: Vice President and General Counsel

ORGANICHEM CORP.

By:	/s/ John Fallone
Name: John Fallone
Title: President and CEO

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